Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Exhibit 99.2 contains forward-looking statements with respect to possible events, outcomes or results that are, and are expected to continue to be, subject to risks, uncertainties and contingencies, including those identified in this Exhibit and in the “Risk Factors” included in Exhibit 99.4. See “Forward-Looking Statements” in the Current Report on Form 8-K to which this Exhibit 99.2 is attached.

This management’s discussion and analysis of financial condition and results of operations, or MD&A, is for the same periods as the MD&A that were included in our Annual Report on Form 10-K filed on February 29, 2008 (which we refer to as 2007 Form 10-K), however, it reflects the reclassification of our ViPS and Porex segments to discontinued operations (see “— Introduction — Recent and Pending Corporate Transactions”) and reflects the reclassification of segment information for WebMD into two WebMD segments (see “— Results of Operations by Operating Segment”). In connection with the Registration Statement on Form S-4 that WebMD Health Corp. (which we refer to as “WHC”) intends to file relating to the proposed merger of HLTH and WHC, the reclassifications described above are required with respect to the previously issued financial statements and MD&A included in the 2007 Form 10-K. While this MD&A reflects the reclassifications described above, it does not reflect any other events occurring after the filing of the 2007 Form 10-K on February 29, 2008. Certain other events occurring after that date have been disclosed in other public filings we made including various Current Reports on Form 8-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008.

Overview

Our MD&A is provided as a supplement to the Consolidated Financial Statements and notes thereto included in Exhibit 99.3 below beginning on page F-l and to provide an understanding of our results of operations, financial condition and changes in financial condition. Our MD&A is organized as follows:

•	Introduction. This section provides a general description of our company, a brief discussion of our operating segments, descriptions of recent and pending corporate transactions and other significant developments, a summary of the acquisitions we completed during the last three years, background information on certain trends and strategies and a discussion on how our business is impacted by seasonality.

•	Critical Accounting Estimates and Policies. This section discusses those accounting policies that both are considered important to our financial condition and results of operations, and require us to exercise subjective or complex judgments in making estimates and assumptions. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note 1 to the Consolidated Financial Statements included in Exhibit 99.3.

•	Results of Operations and Results of Operations by Operating Segment. These sections provide our analysis and outlook for the significant line items on our consolidated statements of operations, as well as other information that we deem meaningful to understand our results of operations on both a company-wide and a segment-by-segment basis.

•	Liquidity and Capital Resources. This section provides an analysis of our liquidity and cash flows and discussions of our contractual obligations and commitments, as well as our outlook on our available liquidity as of December 31, 2007.

•	Recent Accounting Pronouncements. This section provides a summary of the most recent authoritative accounting standards and guidance that have either been recently adopted or may be adopted in the future.

In this MD&A, dollar amounts are in thousands, unless otherwise noted.

Introduction

HLTH Corporation is a Delaware corporation that was incorporated in December 1995 and commenced operations in January 1996 as Healtheon Corporation. We changed our name to Healtheon/WebMD Corporation in November 1999, to WebMD Corporation in September 2000, to Emdeon Corporation in October 2005 and to HLTH Corporation in May 2007. Our common stock began trading on the Nasdaq National Market under the symbol “HLTH” on February 11, 1999 and now trades under that symbol on the Nasdaq Global Select Market.

As of December 31, 2007, we owned approximately 84% of the aggregate amount of outstanding shares of WHC Class A Common Stock and Class B Common Stock and, accordingly, our consolidated financial statements reflect the minority shareholders’ 16% share of equity and net income of WHC.

On February 21, 2008, we announced our intention to divest our ViPS and Porex segments. As a result of our intention to divest these segments and our expectation that these divestitures will be completed within one year, we reflected these segments as discontinued operations within the consolidated financial statements contained in Exhibit 99.3.

On December 31, 2007, through WHC, we sold certain assets and liabilities of our medical reference publications and textbook publication business, including the publications ACP Medicine and ACS Surgery: Principles and Practice (which we collectively refer to as the ACS/ACP Business), to Decker Intellectual Properties Inc. and BC Decker Inc. Accordingly, the results of the ACS/ACP Business have been presented as discontinued operations in our consolidated financial statements for the years ended December 31, 2007, 2006 and 2005.

From November 16, 2006 to February 8, 2008, we owned 48% of EBS Master LLC (which we refer to as EBSCo), which owns Emdeon Business Services LLC. Emdeon Business Services LLC conducts the business that comprised our Emdeon Business Services segment until we sold a 52% interest in that business to an affiliate of General Atlantic LLC (which we refer to as GA) on November 16, 2006 (we refer to that transaction as the 2006 EBS Sale). In this MD&A, we use the names Emdeon Business Services and EBS to refer to the business owned by EBSCo and, with respect to periods prior to the consummation of the EBS Sale, to the reporting segment of our company. See “Background Information on Certain Trends and Strategies — Strategic Considerations Relating to the EPS Sale and the 2006 EBS Sale” below for background information regarding the 2006 EBS Sale.

On September 14, 2006, we completed the sale of our Emdeon Practice Services segment (which we refer to as EPS) to Sage Software, Inc. (which we refer to as Sage Software). We refer to this transaction in this MD&A as the EPS Sale. Accordingly, the results of EPS have been presented as discontinued operations in our consolidated financial statements for the years ended December 31, 2006 and 2005. Discontinued operations for the year ended December 31, 2007 consist of post-sale activities related to EPS, including litigation costs that were indemnified as part of the EPS Sale. See “— Introduction — Other Significant Developments” below with respect to this matter and see “Background Information on Certain Trends and Strategies — Strategic Considerations Relating to the EPS Sale and the 2006 EBS Sale” below for background information regarding the EPS Sale.

Segments

As a result of our intention to divest our ViPS and Porex segments, our only remaining operating segments are WebMD Online Services and WebMD Publishing and Other Services (which we refer to together, as our WebMD Segments). The following is a description of each of our current operating segments, our corporate segment and the EBS segment (which ceased being a separate segment in connection with the 2006 EBS Sale):

•	WebMD Online Services. WebMD owns and operates both public and private online portals. WebMD’s public portals enable consumers to become more informed about healthcare choices and assist them in playing an active role in managing their health. The public portals also enable physicians and other healthcare professionals to improve their clinical knowledge and practice of medicine, as well as their communication with patients. WebMD’s public portals generate revenue primarily through the sale of advertising and sponsorship products, including continuing medical education (which we refer to as CME) services. WebMD’s sponsors and advertisers include pharmaceutical, biotechnology, medical device and consumer products companies. WebMD provides information and services that enable employees and members, respectively, to make more informed benefit, treatment and provider decisions through WebMD’s private portals for employers and health plans. WebMD also provides related services for use by such employees and members, including lifestyle education and personalized telephonic health coaching as a result of the acquisition of Summex on June 13, 2006. WebMD generates revenue from its private portals through the licensing of these portals to employers and health plans either directly or through distributors. WebMD also distributes its online content and services to other entities and generates revenue from these arrangements through the sale of advertising and sponsorship products and content syndication fees. WebMD also provides e-detailing promotion and physician recruitment services for use by pharmaceutical, medical device and healthcare companies as a result of the acquisition of Medsite on September 11, 2006.

•	WebMD Publishing and Other Services. WebMD provides several offline products and services: The Little Blue Book, a physician directory; and WebMD the Magazine, a consumer-targeted publication launched in early 2005 that is distributed free of charge to physician office waiting rooms. WebMD generates revenue from sales of The Little Blue Book directories and advertisements in those directories, and sales of advertisements in WebMD the Magazine. WebMD also conducted in — person medical education through December 31, 2006, as a result of the acquisition of the assets of Conceptis Technologies, Inc. in December 2005. Until December 31, 2007, WebMD published ACP Medicine and ACS Surgery: Principles of Practice, its medical reference textbooks. WebMD sold this business in 2007 and it has now been reflected as a discontinued operation in our financial statements. WebMD’s Publishing and Other Services segment complements its Online Services segment and extends the reach of WebMD’s brand and WebMD’s influence among health-involved consumers and clinically-active physicians.

•	Corporate. Corporate includes personnel costs and other expenses related to functions that are not directly managed by one of our segments, or by the ViPS and Porex businesses which are reflected within discontinued operations. The personnel costs include executive personnel, legal, accounting, tax, internal audit, risk management, human resources and certain information technology functions. Other corporate costs and expenses include professional fees including legal and audit services, insurance, costs of leased property and facilities, telecommunication costs and software maintenance expenses. Corporate expenses are net of $3,340, $3,190 and $5,117 for the years ended December 31, 2007, 2006 and 2005, respectively, which are costs allocated to WebMD for services provided by the Corporate segment. In connection with the sale of our EBS and EPS segments during the second half of 2006, we entered into transition services agreements whereby we provided Sage Software and EBSCo certain administrative services, including payroll, accounting, purchasing and procurement, tax, and human resource services, as well as information technology support. Additionally, EBSCo provides us certain administrative services, including telecommunication infrastructure and management services, data center support and purchasing and procurement services. Some of the services provided by EBSCo to HLTH are, in turn, used to fulfill HLTH’s obligations to provide transition services to Sage Software. These services are provided through the Corporate segment, and the related transition services fee we charge to EBSCo and Sage Software, net of the fee we pay to EBSCo, is also included in the Corporate segment, which approximates the cost of providing these services.

•	Emdeon Business Services. EBS provides solutions that automate key business and administrative functions for healthcare payers and providers, including electronic patient eligibility and benefit verification; electronic and paper claims processing; electronic and paper paid-claims communication services; and patient billing, payment and communications services. In addition, EBS provides clinical communications services that improve the delivery of healthcare by enabling physicians to manage laboratory orders and results, hospital reports and electronic prescriptions. As a result of the 2006 EBS Sale, beginning November 17, 2006, the results of EBS are no longer included in the segment results but are reflected as an equity investment in our operating results.

Recent and Pending Corporate Transactions

Proposed WHC Merger.  On February 20, 2008, HLTH and WHC entered into a Merger Agreement, pursuant to which HLTH will merge into WHC (which we refer to as the WHC Merger), with WHC continuing as the surviving company. In the WHC Merger, each outstanding share of HLTH common stock will be converted into 0.1979 shares of WHC common stock and $6.89 in cash, which cash amount is subject to a downward adjustment as described below (which we refer to as the Merger Consideration). The shares of WHC Class A Common Stock currently outstanding will remain outstanding and will be unchanged in the WHC Merger. The WHC Merger will eliminate both the controlling class of WHC stock held by HLTH and WHC’s existing dual-class stock structure. The terms of the Merger Agreement were negotiated between HLTH and a Special Committee of the Board of Directors of WHC. The Merger Agreement was approved by the Board of WHC based on the recommendations of the Special Committee and by the Board of HLTH.

The cash portion of the Merger Consideration will be funded from cash and investments at WHC and HLTH, and proceeds from HLTH’s anticipated sales of its ViPS and Porex businesses. See “— Proposed Divestitures of Porex and ViPS” below. The cash portion of the Merger Consideration is subject to downward adjustment prior to the closing, based on the amount of proceeds received from the disposition of approximately $195,000 of HLTH’s investment (which excludes the portion held by WHC) in certain ARS, which, under the terms of the Merger Agreement, must be liquidated by HLTH prior to closing of the WHC Merger. We cannot predict, at this time, the amount of such downward adjustment. See “— Other Significant Developments — Investment in Auction Rate Securities Backed by Federally Guaranteed Student Loans” below. If either ViPS or Porex has not been sold at the time the WHC Merger is ready to be consummated, WHC may issue up to $250,000 in redeemable notes to the stockholders of HLTH in lieu of a portion of the cash consideration otherwise payable in the WHC Merger. The notes would bear interest at a rate of 11% per annum, payable in kind annually in arrears. The notes would be subject to mandatory redemption by WHC from the proceeds of the divestiture of the remaining ViPS or Porex business. The redemption price would be equal to the principal amount of the notes to be redeemed plus accrued but unpaid interest through the date of the redemption.

Completion of the WHC Merger is subject to: HLTH and WHC receiving required stockholder approvals; a requirement that the surviving company have an amount of cash, as of the closing, at least equal to an agreed upon threshold, calculated in accordance with a formula contained in the Merger Agreement; completion of the sale by HLTH of either ViPS or Porex and the sale of HLTH’s ARS investments; and other customary closing conditions. HLTH, which owns shares of WHC constituting approximately 96% of the total number of votes represented by outstanding shares, has agreed to vote its shares of WHC in favor of the WHC Merger. The transaction is expected to close in the second or third quarter of 2008.

Following the WHC Merger, WHC as the surviving corporation will assume the obligations of HLTH under HLTH’s 3 1/8% Convertible Notes due September 1, 2025 and HLTH’s 1.75% Convertible Subordinated Notes due June 15, 2023 (collectively referred to as Notes). In the event a holder of these Notes converts these Notes into shares of HLTH Common Stock pursuant to the terms of the applicable indenture prior to the effective time of the WHC Merger, those shares would be treated in the WHC Merger like all other shares of HLTH Common Stock. In the event a holder of the Notes converts those Notes pursuant to the applicable indenture following the effective time of the WHC Merger, those Notes would be converted into the right to receive the Merger Consideration payable in respect of the shares of HLTH Common Stock into which such Notes would have been convertible.

Sale of EBSCo.  On February 8, 2008, we entered into a Securities Purchase Agreement (which we refer to as the Purchase Agreement) and simultaneously completed the sale (which we refer to as the 2008 EBSCo Sale) of our 48% minority ownership interest in EBSCo for $575,000 in cash to an affiliate of GA and affiliates of Hellman & Friedman, LLC (which we refer to as H&F). The Purchase Agreement contains representations and warranties and covenants that are customary for transactions of this type. We, including the WebMD Segments, will be continuing our product development and marketing relationships with EBSCo. We expect to recognize a taxable gain on the 2008 EBSCo Sale and expect to utilize a portion of our federal net operating loss carryforward to offset a portion of the tax liability that would otherwise result from the 2008 EBSCo Sale. Under the existing Tax Sharing Agreement between HLTH and WHC, HLTH has agreed to reimburse WHC for any net operating loss carryforward attributable to WHC that is utilized by HLTH in connection with this transaction. The amount of the net operating loss carryforward attributable to WHC to be utilized and the amount of the resulting reimbursement depend on numerous factors and cannot be determined at this time. This reimbursement obligation would be extinguished by the completion of the WHC Merger.

Proposed Divestitures of Porex and ViPS.  On February 21, 2008, HLTH announced that it intends to divest its ViPS and Porex segments. These divestitures are not dependent on the WHC Merger and do not require shareholder approval. As a result of our intention to divest these segments and our expectation that these divestitures will be completed within one year, we reflected these segments as discontinued operations within the Consolidated Financial Statements contained in Exhibit 99.3.

Strategic Considerations Relating to the Recent and Pending Transactions.  In late 2007, HLTH’s Board of Directors initiated the process leading to the entry into the Merger Agreement with WHC because it believed that the primary reason of many of the holders of HLTH common stock for owning those shares was HLTH’s controlling interest in WHC and that the value of HLTH’s other businesses was not adequately reflected in the trading price of HLTH common stock. Accordingly, HLTH sought to negotiate a transaction with the Special Committee of the Board of WHC that would allow HLTH’s stockholders to participate more directly in the ownership of WHC and would unlock the value of the other HLTH assets. Cash on hand at HLTH and WHC (including proceeds from the sales of ViPS, Porex and HLTH’s remaining 48% interest in EBS) would be used as a portion of the consideration in the WHC Merger, reducing the need for issuance of shares of WHC common stock. Upon completion of the WHC Merger, as structured in the definitive Merger Agreement, HLTH stockholders will own approximately 80% of the outstanding common stock of WHC, based on shares currently outstanding at HLTH and WHC. The WHC Merger will eliminate HLTH’s controlling interest in WHC, and is expected to enhance the liquidity of WHC shares by significantly increasing the public float. In connection with the entry by HLTH and WHC into the merger agreement, the HLTH Board made a determination to divest Porex and VIPS (which divestitures are not, however, dependent on the merger occurring). The decisions relating to the divestitures of ViPS, Porex and HLTH’s 48% interest in EBS were based on the corporate strategic considerations described above and not the performance of, or underlying business conditions affecting, the respective businesses.

Other Significant Developments

Investment in Auction Rate Securities Backed by Federally Guaranteed Student Loans.  As of February 21, 2008, HLTH had investments of approximately $364,000 in certain auction rate securities (which we refer to as ARS). The types of ARS investments that HLTH owns are backed by student loans, 97% of which are guaranteed under the Federal Family Education Loan Program (which we refer to as FFELP), and all had credit ratings of AAA or Aaa when purchased. HLTH does not own any other type of ARS investments. The interest rates on these ARS investments are reset every 28 days by an auction process. Historically, these types of ARS investments have been highly liquid. In mid-February 2008, auctions for ARS investments backed by student loans failed, including auctions for the ARS investments held by HLTH. The result of a failed auction is that these ARS investments continue to pay interest in accordance with their terms until the next successful auction; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop. HLTH believes that the underlying credit quality of the assets backing its ARS investments has not been impacted by the reduced liquidity of these ARS investments. As a result of these recent events, HLTH is in the process of evaluating the extent of any impairment in its ARS investments resulting from the current lack of liquidity; however, it is not yet able to quantify the amount of any impairment. HLTH believes that the lack of liquidity relating to its ARS investments will not have an impact on its ability to fund its current operations.

Directors & Officers Liability Insurance Coverage Litigation.  On July 23, 2007, we commenced litigation (which we refer to as the Coverage Litigation) in the Court of Chancery of the State of Delaware in and for New Castle County against ten insurance companies in which we are seeking to compel the defendant companies (which we refer to collectively as the Defendants) to honor their obligations under certain directors and officers liability insurance policies (which we refer to as the Policies). We are seeking an order requiring the Defendants to advance and/or reimburse expenses that we have incurred and expect to continue to incur for the advancement of the reasonable defense costs of initially ten and now nine former officers and directors of our former EPS subsidiary who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina (which we refer to as the Investigation) described in Note 12, “Commitments and Contingencies” located in the Notes to the Consolidated Financial Statements included in Exhibit 99.3. We subsequently have settled with two of the insurance companies during January 2008, through which we received an aggregate amount of $14,625. This amount is included within (loss) income from discontinued operations in the accompanying statement of operations for the year ended December 31, 2007 and is included within prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 2007.

Pursuant to a stipulation among the parties, the Coverage Litigation was transferred on September 13, 2007 to the Superior Court of the State of Delaware in and for New Castle County. The Policies were issued to our company and to EPS, our former subsidiary, which is our co-plaintiff in the Coverage Litigation (which we refer to collectively as the Plaintiffs). EPS was sold in September 2006 to Sage Software and has changed its name to Sage Software Healthcare, Inc. (which we refer to as SSHI). In connection with our sale of EPS to Sage Software, we retained certain obligations relating to the Investigation and agreed to indemnify Sage Software and SSHI with respect to certain expenses in connection with the Investigation. We retained the right to assert claims and recover proceeds under the Policies on behalf of SSHI.

The Policies at issue in the Coverage Litigation consist of two separate groups of insurance policies. Each group of policies consists of several layers of coverage, with different insurers having agreed to provide specified amounts of coverage at various levels. The first group of policies was issued to EPS in the amount of $20,000 (which we refer to as the EPS Policies) and the second group of policies was issued to Synetic, Inc. (the former parent of EPS, which merged into HLTH) in the amount of $100,000, of which approximately $3,600 was paid by the primary carrier with respect to another unrelated matter (which we refer to as the Synetic Policies). To date, $31,000 has been paid by insurance companies representing the EPS Policies and the Synetic Policies through a combination of payment under the terms of the Policies, payment under reservation of rights and settlement. As a result of these payments, we have exhausted our coverage under the EPS Policies. Additionally, as of December 31, 2007, $16,414 has been paid under the Synetic Policies and we have remaining coverage under such policies of approximately $80,000. Our insurance policies provide that under certain circumstances, amounts advanced by the insurance companies in connection with the defense costs of the indicted individuals, may have to be repaid by our company, although the $14,625 that we received in settlement from certain carriers is not subject to being repaid. We have obtained an undertaking from each indicted individual pursuant to which, under certain circumstances, such individual has agreed to repay defense costs advanced on such individual’s behalf.

The carrier with the third level of coverage in the Synetic Policies has filed a motion for summary judgment in the Coverage Litigation, which most of the carriers who have issued the Synetic policies have joined, seeking summary judgment that any liability to pay defense costs should be allocated among the three sets of policies available to our company (including the policies with respect to which the Coverage Litigation relates and a third set of policies the issuers of which have not been named by our company) such that the Synetic Policies would only be liable to pay about $23,000 of the $96,400 total coverage available under such policies. We believe that such assertion is without merit. We are due to file our opposition to the motion by February 29, 2008 together with our motion for summary judgment against such carrier and several other carriers who have issued the Synetic Policies seeking to require such carriers to advance payment of the defense costs that we are obligated to pay while the Coverage Litigation is pending. Oral argument with respect to both motions is set for May 5, 2008.

We believe that the Defendants are required to advance and/or reimburse amounts that we have incurred and expect to continue to incur for the advancement of the reasonable defense costs of the indicted individuals and as described above several carriers have reimbursed us through a combination of payment under the terms of the Policies, payment under reservation of rights and settlement. However, there can be no assurance that we will prevail in the Coverage Litigation or that the Defendants will be required to provide funding on an interim basis pending the resolution of the Coverage Litigation. We intend to continue to satisfy our legal obligations to the indicted individuals with respect to advancement of amounts for their defense costs.

Indemnification Obligations.  We have certain indemnity obligations to advance amounts for reasonable defense costs for initially ten and now nine former officers and directors of EPS, who were indicted in connection with the Investigation. In connection with the sale of EPS, we agreed to indemnify Sage Software relating to these indemnity obligations. During the quarter ended June 30, 2007, based on information we had recently received at that time, we determined a reasonable estimate of the range of probable costs with respect to our indemnification obligation and accordingly, recorded a pre-tax charge of $57,774, which represented our estimate of the low end of the probable range of costs related to this matter. We reserved the low end of the probable range of costs because no estimate within the range was a better estimate than any other amount. That estimate included assumptions as to the duration of the trial and pre-trial periods, and the defense costs to be incurred during these periods. During the quarter ended December 31, 2007, we updated the estimate of the range of our indemnification obligation, and as a result, recorded an additional pre-tax charge of $15,573, which reflects the increase in the low end of the probable range of costs related to this matter. As of December 31, 2007, the probable range of future costs with respect to this matter is approximately $46,600 to $70,500. The increase in this estimate is primarily due to a delay in the expected trial date and an increase in the estimated costs during the pre-trial period. The ultimate outcome of this matter is still uncertain, and accordingly, the amount of cost we may ultimately incur could be substantially more than the reserve we have currently provided. If the recorded reserves are insufficient to cover the ultimate cost of this matter, we will need to record additional charges to our consolidated statement of operations in future periods. The remaining accrual related to this obligation is $55,563 and is reflected as liabilities of discontinued operations in our consolidated balance sheet as of December 31, 2007.

Acquisitions

2006 Acquisitions.  During 2006, we acquired five companies, Subimo LLC (which we refer to as Subimo), Medsite, Inc. (which we refer to as Medsite), Interactive Payer Network, Inc. (which we refer to as IPN), Summex Corporation (which we refer to as Summex) and eMedicine.com, Inc. (which we refer to as eMedicine), or which we collectively called the 2006 Acquisitions.

•	On December 15, 2006, through WHC, we acquired Subimo, a privately held provider of healthcare decision support applications to large employers, health plans and financial institutions. The total purchase consideration for Subimo was approximately $59,320, comprised of $32,820 in cash paid at closing, net of cash acquired, $26,000 of WHC equity and $500 of acquisition costs. The $26,000 of WHC equity, equal to 640,930 shares of WHC Class A Common Stock, will not be issued until December 2008, subject to certain conditions. While a maximum of 246,508 of these shares may be used to settle any outstanding claims or warranties against the sellers, the remaining 394,422 of these shares will be issued with certainty. Accordingly, we recorded a gain to equity of $11,627, in connection with the issuance of these 394,422 WHC shares. The results of operations of Subimo have been included in our financial statements from December 15, 2006, the closing date of the acquisition, and are included in the WebMD Online Services segment.

•	On September 11, 2006, through WHC, we acquired the interactive medical education, promotion and physician recruitment businesses of Medsite. The total purchase consideration for Medsite was approximately $31,467, comprised of $30,682 in cash, net of cash acquired, and $785 of acquisition costs. The results of operations of Medsite have been included in our financial statements from September 11, 2006, the closing date of the acquisition, and are included in the WebMD Online Services segment.

•	On July 18, 2006, through EBS, we acquired IPN, a privately held provider of healthcare electronic data interchange services. The total purchase consideration for IPN was approximately $3,907, comprised of $3,799 in cash, net of cash acquired, and $108 of acquisition costs. In addition, we agreed to pay up to an additional $3,000 in cash over a two-year period beginning in August 2007 if certain financial milestones are achieved. The IPN business is part of the EBS businesses that were sold on November 16, 2006. Accordingly, the results of operations of IPN have been included in our financial statements, specifically within our EBS segment, from July 18, 2006, the closing date of the acquisition, through

November 16, 2006, the closing date of the 2006 EBS Sale. The obligation to pay up to $3,000 in earn out payments was transferred in connection with the 2006 EBS Sale and is no longer our obligation.

•	On June 13, 2006, through WHC, we acquired Summex, a provider of health and wellness programs that include online and offline health risk assessments, lifestyle education and personalized telephonic health coaching. The total purchase consideration for Summex was approximately $30,191, comprised of $29,691 in cash, net of cash acquired, and $500 of acquisition costs. In addition, we have agreed to pay up to an additional $5,000 in cash in June 2008 if certain financial milestones are achieved. The results of operations of Summex have been included in our financial statements from June 13, 2006, the closing date of the acquisition, and are included in the WebMD Online Services segment.

•	On January 17, 2006, through WHC, we acquired eMedicine, a privately held online publisher of medical reference information for physicians and other healthcare professionals. The total purchase consideration for eMedicine was approximately $25,195, comprised of $24,495 in cash, net of cash acquired, and $700 of acquisition costs. The results of operations of eMedicine have been included in our financial statements from January 17, 2006, the closing date of the acquisition, and are included in the WebMD Online Services segment.

2005 Acquisitions.  During 2005, we acquired the assets of Conceptis Technologies, Inc. (which we refer to as Conceptis) and HealthShare Technology, Inc. (which we refer to as HealthShare), or which we collectively called the 2005 Acquisitions.

•	On December 2, 2005, through WHC, we acquired the assets of and assumed certain liabilities of Conceptis, a Montreal-based provider of online and offline medical education and promotion aimed at physicians and other healthcare professionals. The total purchase consideration for Conceptis was approximately $19,859, comprised of $19,256 in cash and $603 of acquisition costs. The results of operations of Conceptis have been included in our financial statements from December 2, 2005, the closing date of the acquisition, and are included in the WebMD Online Services and the WebMD Publishing and Other Services segments.

•	On March 14, 2005, through WHC, we acquired HealthShare, which provides online tools that compare cost and quality measures of hospitals for use by consumers, providers and health plans. The total purchase consideration for HealthShare was approximately $29,985, comprised of $29,533 in cash, net of cash acquired, and $452 of acquisition costs. The results of operations of HealthShare have been included in our financial statements from March 14, 2005, the closing date of the acquisition, and are included in the WebMD Online Services segment.

Strategic Considerations Relating to the 2006 Acquisitions and 2005 Acquisitions by WebMD.  The 2006 Acquisitions and the 2005 Acquisitions made by WebMD reflect WebMD’s efforts to acquire businesses that have products and services that it believes are complementary to its own health information products and services, including:

•	products and services intended for or sought by WebMD’s existing users and clients; and

•	products and services that can be distributed through WebMD’s existing infrastructure.

The acquisitions of eMedicine, Conceptis and Medsite strengthened WebMD’s public portals and related services. The acquisitions of HealthShare, Summex and Subimo strengthened WebMD’s private portal offerings and related services for employers and health plans.

Background Information on Certain Trends and Strategies

Use of the Internet by Consumers and Physicians.  The Internet has emerged as a major communications medium and has already fundamentally changed many sectors of the economy, including the marketing and sales of financial services, travel, and entertainment, among others. The Internet is also changing the healthcare industry and has transformed how consumers and physicians find and utilize healthcare information. As consumers are required to assume greater financial responsibility for rising healthcare costs, the Internet serves as a valuable resource by providing them with immediate access to searchable and dynamic interactive content to check symptoms, assess risks, understand diseases, find providers and evaluate treatment options. The Internet has also become a primary source of information for physicians seeking to improve clinical practice and is growing relative to traditional information sources, such as conferences, meetings and offline journals.

Increased Online Marketing and Education Spending for Healthcare Products.  Pharmaceutical, biotechnology and medical device companies spend large amounts each year marketing their products and educating consumers and physicians about them; however, only a small portion of this amount is currently spent on online services. We believe that these companies, which comprise the majority of WebMD’s advertisers and sponsors, are becoming increasingly aware of the effectiveness of the Internet relative to traditional media in providing health, clinical and product-related information to consumers and physicians, and this increasing awareness will result in increasing demand for WebMD’s services.

Changes in Health Plan Design; Health Management Initiatives.  In a healthcare market where a greater share of the responsibility for healthcare costs and decision-making has been increasingly shifting to consumers, use of information technology (including personal health records) to assist consumers in making informed decisions about healthcare has also increased. WebMD believes that through WebMD’s Health and Benefits Manager tools, including WebMD’s personal health record application, WebMD is well positioned to play a role in this consumer-directed healthcare environment, and these services will be a significant driver for the growth of WebMD’s private portals during the next several years. However, WebMD’s growth strategy depends, in part, on increasing usage of WebMD’s private portal services by WebMD’s employer and health plan clients’ employees and members, respectively. Increasing usage of WebMD’s services requires WebMD to continue to deliver and improve the underlying technology and develop new and updated applications, features and services. In addition, WebMD faces competition in the area of healthcare decision-support tools and online health management applications and health information services. Many of WebMD’s competitors have greater financial, technical, product development, marketing and other resources than WebMD does, and may be better known than WebMD is.

Strategic Considerations Relating to the EPS Sale and the 2006 EBS Sale.  In February 2006, we announced that, in connection with inquiries received from several third parties expressing an interest in acquiring our EBS and EPS segments, our Board of Directors had authorized commencing a process to evaluate strategic alternatives relating to these businesses (other than the ViPS business then included in EBS) to maximize stockholder value. After seeking offers from qualified purchasers for EPS and EBS, we announced, in August 2006, that we had entered into a definitive agreement with Sage Software, a wholly-owned subsidiary of The Sage Group plc with respect to the EPS Sale, for a purchase price of $565 million, subject to customary adjustments. The EPS Sale was completed in September 2006. Also in September 2006, we entered into a definitive agreement with respect to the 2006 EBS Sale, which was completed in November 2006. The 2006 EBS Sale allowed us to realize proceeds of approximately $1.2 billion in cash while preserving our ability to participate in the future growth of EBS through our 48% ownership stake. We used proceeds from the 2006 EBS Sale and the EPS Sale to fund a tender offer for our common stock, pursuant to which we purchased approximately 129.2 million shares of our common stock at a purchase price of $12.00 per share, for a total cost of approximately $1.55 billion. By significantly reducing the number of outstanding shares of our common stock and simplifying our corporate structure through these transactions, our shareholders increased their participation in the performance of WebMD, which became our primary business.

Seasonality

The timing of our revenue is affected by seasonal factors. WebMD’s advertising and sponsorship revenue is seasonal, primarily as a result of the annual budget approval process of the advertising and sponsorship clients of the public portals. This portion of revenue is usually the lowest in the first quarter of each calendar year, and increases during each consecutive quarter throughout the year. WebMD’s private portal licensing revenue is historically highest in the second half of the year as new customers are typically added during this period in conjunction with their annual open enrollment periods for employee benefits. Additionally, the annual distribution cycle for certain publishing products results in a significant portion of WebMD’s publishing revenue being recognized in the second and third quarter of each calendar year.

Critical Accounting Estimates and Policies

Critical Accounting Estimates

Our discussion and analysis of HLTH’s financial condition and results of operations are based upon our Consolidated Financial Statements and Notes to Consolidated Financial Statements, which were prepared in conformity with U.S. generally accepted accounting principles. The preparation of financial statements requires us to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, current business factors, and various other assumptions that we believe are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic, environmental and political factors, and changes in our business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our consolidated financial statements.

We evaluate our estimates on an ongoing basis, including those related to revenue recognition, short-term and long-term investments, income taxes and tax contingencies, collectibility of customer receivables, long-lived assets including goodwill and other intangible assets, software and Web site development costs, prepaid advertising services, certain accrued expenses, contingencies, litigation and related legal accruals and the value attributed to employee stock options and other stock-based awards.

Critical Accounting Policies

We believe the following reflects our critical accounting policies and our more significant judgments and estimates used in the preparation of our consolidated financial statements:

•	Revenue — Our revenue recognition policies are as follows:

WebMD Segments.  Revenue from advertising is recognized as advertisements are delivered or as publications are distributed. Revenue from sponsorship arrangements, content syndication and distribution arrangements, and licenses of healthcare management tools and private portals as well as related health coaching services are recognized ratably over the term of the applicable agreement. Revenue from the sponsorship of CME is recognized over the period WebMD substantially completes its contractual deliverables as determined by the applicable agreements. When contractual arrangements contain multiple elements, revenue is allocated to each element based on its relative fair value determined using prices charged when elements are sold separately. In certain instances where fair value does not exist for all the elements, the amount of revenue allocated to the delivered elements equals the total consideration less the fair value of the undelivered elements. In instances where fair value does not exist for the undelivered elements, revenue is recognized when the last element is delivered.

Emdeon Business Services.  Through the date of the 2006 EBS Sale on November 16, 2006, healthcare payers and providers paid us fees for transaction services, generally on either a per transaction basis or, in the case of some providers, on a monthly fixed fee basis. Healthcare payers and providers also paid us fees for document conversion, patient statement and paid-claims communication services, typically on a per document, per statement or per communication basis. EBS generally charged a one-time implementation fee to healthcare payers and providers at the inception of a contract, in connection with their related setup to submit and receive medical claims and other related transactions through EBS’s clearinghouse network. Revenue for transaction services, patient statement services and paid-claims communication services was recognized as the services were provided. The implementation fees were deferred and amortized to revenue on a straight line basis over the contract period of the related transaction processing services, which generally vary from one to three years.

•	Long-Lived Assets — Our long-lived assets consist of property and equipment, goodwill and other intangible assets. Goodwill and other intangible assets arise from the acquisitions we have made. The amount assigned to intangible assets is subjective and based on our estimates of the future benefit of the intangible asset using accepted valuation techniques, such as discounted cash flow and replacement cost models. Our long-lived assets, excluding goodwill, are amortized over their estimated useful lives, which we determine based on the consideration of several factors, including the period of time the asset is expected to remain in service. We evaluate the carrying value and remaining useful lives of long-lived assets, excluding goodwill, whenever indicators of impairment are present. We evaluate the carrying value of goodwill annually, or whenever indicators of impairment are present. We use a discounted cash flow approach to determine the fair value of goodwill. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell. There was no impairment of goodwill noted as a result of our impairment testing in 2007.

•	Investments — Our investments, at December 31, 2007, consisted principally of money market funds and investments in certain ARS. All of our investments were classified as available-for-sale and were carried at fair value. Unrealized gains and losses associated with available-for-sale securities are recorded as a component of accumulated other comprehensive income within stockholders’ equity. Realized gains and losses and declines in value determined to be other-than-temporary are recorded in the consolidated statements of operations. A decline in value is deemed to be other-than-temporary if we do not have the intent and ability to retain the investment until any anticipated recovery in market value. The cost of securities is based on the specific identification method.

As discussed in more detail above in “— Introduction — Other Significant Developments”, during mid-February 2008, auctions for ARS investments backed by student loans failed, including auctions for the ARS investments we held. The result of a failed auction is that these ARS investments continue to bear interest in accordance with their terms until the next successful auction; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop. We believe that the underlying credit quality of the assets backing its ARS investments have not been impacted by the reduced liquidity of these ARS investments. As a result of these recent events, we are in the process of evaluating the extent of any impairment in our ARS investments resulting from the current lack of liquidity; however, we are not yet able to quantify the amount of any impairment.

•	Sale of Subsidiary Stock — Our WHC subsidiary issues its Class A Common Stock in various transactions, which results in a dilution of our percentage ownership in WHC. We account for the sale of WHC Class A Common Stock in accordance with the SEC’s Staff Accounting Bulletin No. 51 “Accounting for Sales of Stock by a Subsidiary.” The difference between the carrying amount of our investment in WHC before and after the issuance of WHC Class A Common Stock is considered either a gain or loss and is reflected as a component of our stockholders’ equity. During 2007 and 2006, WHC issued Class A Common Stock for the following transactions, which resulted in our ownership in WHC decreasing to 84.1% as of December 31, 2007 from 85.2% as of December 31, 2006:

•	Compensation Related. During 2007 and 2006, WHC stock options were exercised and restricted stock awards were released in accordance with WHC’s 2005 Long-Term Incentive Plan and WHC issued WHC Class A Common Stock to its Board of Directors as payment for their services. The issuance of these shares resulted in an aggregate gain of $14,492 and $5,152 in 2007 and 2006. We expect to continue to record gains in the future related to the future issuances of WHC Class A Common Stock in these types of transactions.

•	Acquisition of Subimo. During 2006, WHC purchased Subimo for cash and agreed to the future issuance of WHC Class A Common Stock (see “— Introduction — Acquisitions” above for further details) and, accordingly, we recorded a gain to equity of $11,627 in connection with the issuance of the non-contingent portion of this WHC Class A Common Stock.

•	Equity Investment in EBSCo — We accounted for our equity investment in EBSCo (which, as described above, was sold on February 8, 2008) in accordance with Accounting Principles Board

(which we refer to as APB) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (which we refer to as APB 18), which stipulates that the equity method should be used to account for investments whereby an investor has “the ability to exercise significant influence over operating and financial policies of an investee,” but does not exercise control. APB 18 generally considers an investor to have the ability to exercise significant influence when it owns 20% or more of the voting stock of an investee. We believe that our equity investment in EBSCo met these criteria. We assess the recoverability of the carrying value of our investment whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. Factors indicating a decline in value that is deemed to be other-than-temporary include the lack of intent and our inability to retain the investment until any anticipated recovery in the carrying amount of the investment, or the inability of the investment to sustain an earnings capacity which would justify the carrying amount. As of December 31, 2007, the current fair value of our equity investment in EBSCo exceeded its carrying amount of $25,261.

•	Stock-Based Compensation — On January 1, 2006, we adopted SFAS No. 123, “(Revised 2004): Share-Based Payment” (which we refer to as SFAS 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (which we refer to as SFAS 123) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (which we refer to as APB 25). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values. We elected to use the modified prospective transition method. Under the modified prospective transition method, awards that were granted or modified on or after January 1, 2006 are measured and accounted for in accordance with SFAS 123R. Unvested stock options and restricted stock awards that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS 123, using the same grant date fair value and same expense attribution method used under SFAS 123, except that all awards are recognized in the results of operations over the remaining vesting periods. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized for all stock-based compensation beginning January 1, 2006. As of December 31, 2007, approximately $23,480 and $39,840 of unrecognized stock-based compensation expense related to unvested awards (net of estimated forfeitures) is expected to be recognized over a weighted-average period of approximately 1.2 years and 1.6 years, related to the HLTH and WHC stock-based compensation plans. The total recognition period for the remaining unrecognized stock-based compensation expense for both the HLTH and WHC stock-based compensation plans is approximately four years; however, the majority of this cost will be recognized over the next two years, in accordance with our vesting provisions.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used in this model are expected dividend yield, expected volatility, risk-free interest rate and expected term. The expected volatility for stock options to purchase HLTH Common Stock is based on implied volatility from traded options of HLTH Common Stock combined with historical volatility of HLTH Common Stock. Prior to August 1, 2007, the expected volatility for stock options to purchase WHC Class A Common Stock was based on implied volatility from traded options of stock of comparable companies combined with historical stock price volatility of comparable companies. Beginning on August 1, 2007, expected volatility is based on implied volatility from traded options of WHC Class A Common Stock combined with historical volatility of WHC Class A Common Stock.

•	Deferred Taxes — Our deferred tax assets are comprised primarily of net operating loss carryforwards. At December 31, 2007, we had net operating loss carryforwards of approximately $1.3 billion, which expire at varying dates from 2011 through 2028. These loss carryforwards may be used to offset taxable income in future periods, reducing the amount of taxes we might otherwise be required to pay. Until the quarter ended December 31, 2007, a full valuation allowance had been provided against all net deferred taxes, except for a deferred tax liability originating from business combinations that resulted in tax deductible goodwill. During the quarter ended December 31, 2007, after consideration of the relevant positive and negative evidence, we reversed a portion of our valuation allowance primarily through the tax provision and discontinued operations. In determining the need for a valuation allowance, management determined the probability of realizing deferred tax assets, taking into consideration factors including historical operating results, expectations of future earnings and taxable income. Management will continue to evaluate the need for a valuation allowance, and in the future, should management determine that realization of the net deferred tax asset is more likely than not, some or all of the remaining valuation allowance will be reversed, and our effective tax rate may be reduced by such reversal.

•	Tax Contingencies — Our tax contingencies are recorded to address potential exposures involving tax positions we have taken that could be challenged by tax authorities. These potential exposures result from applications of various statutes, rules, regulations and interpretations. Our estimates of tax contingencies reflect assumptions and judgments about potential actions by taxing jurisdictions. We believe that these assumptions and judgments are reasonable; however, our accruals may change in the future due to new developments in each matter and the ultimate resolution of these matters may be greater or less than the amount that we have accrued. Consistent with our historical financial reporting, we have elected to reflect interest and penalties related to uncertain tax positions as part of the income tax provision. As of December 31, 2007, accrued interest and penalties were $978.

On January 1, 2007, we adopted Financial Accounting Standards Board (which we refer to as FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (which we refer to as FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. Upon adoption, we reduced the existing reserves for uncertain income tax positions by $1,475, primarily related to a reduction in state income tax matters. This reduction was recorded as a cumulative effect adjustment to accumulated deficit. In addition, we reduced $5,213 of a deferred tax asset and its associated valuation allowance upon adoption of FIN 48.

Results of Operations

The following table sets forth our consolidated statements of operations data and expresses that data as a percentage of revenue for the periods presented (amounts in thousands):

	Years Ended December 31,
	2007		2006		2005
	$	%	$	%	$	%

Revenue	$331,693	100.0	$908,927	100.0	$852,010	100.0
Costs and expenses:
Cost of operations	117,281	35.3	545,706	60.0	528,004	61.9
Sales and marketing	93,645	28.2	119,103	13.1	104,669	12.3
General and administrative	104,321	31.5	132,334	14.6	118,202	13.9
Depreciation and amortization	28,256	8.5	44,558	4.9	43,548	5.1
Interest income	42,035	12.7	32,339	3.6	21,527	2.5
Interest expense	18,593	5.6	18,794	2.1	16,321	1.9
Gain on 2006 EBS Sale	399	0.1	352,297	38.8	—	—
Other income (expense), net	3,406	1.0	(4,252)	(0.5)	(27,965)	(3.3)

Income from continuing operations before income tax (benefit) provision	15,437	4.7	428,816	47.2	34,828	4.1
Income tax (benefit) provision	(8,741)	(2.6)	50,389	5.6	(2,170)	(0.3)
Minority interest in WHC	10,667	3.2	405	0.0	775	0.1
Equity in earnings of EBS Master LLC	28,566	8.6	763	0.1	—	—

Income from continuing operations	42,077	12.7	378,785	41.7	36,223	4.3
(Loss) income from discontinued operations, net of tax	(22,198)	(6.7)	393,132	43.2	32,588	3.8

Net income	$19,879	6.0	$771,917	84.9	$68,811	8.1

Revenue is currently derived from the WebMD Segments and was derived through our EBS segment through the date of the 2006 EBS Sale on November 16, 2006. The WebMD Online Services segment derives revenue from advertising, sponsorship (including online CME services), e-detailing promotion and physician recruitment services, content syndication and distribution, and licenses of private online portals to employers, healthcare payers and others, along with related services including lifestyle education and personalized telephonic coaching. The WebMD Publishing and Other Services segment derives revenue from sales of, and advertising in, its physician directories, and advertisements in WebMD the Magazine, and from in-person CME programs from December 2005 through December 31, 2006. As of December 31, 2006, these in-person CME programs were no longer offered by WebMD. Additionally, WebMD sold its ACS/ACP Business as of December 31, 2007 and the revenue and expenses of this business are shown as discontinued operations for all periods presented. WebMD’s customers include pharmaceutical, biotechnology, medical device and consumer products companies, as well as employers and health plans. WebMD’s customers also include physicians and other healthcare providers who buy our physician directories and reference text books. EBS, which was a segment through November 16, 2006, the date of the 2006 EBS Sale, provided solutions that automate key business and administrative functions for healthcare payers and providers, including: electronic patient eligibility and benefit verification; electronic and paper claims processing; electronic and paper paid-claims communication services; and patient billing, payment and communications services. EBS also provided clinical communications services that enable physicians to manage laboratory orders and results, hospital reports and electronic prescriptions. A significant portion of EBS revenue was generated from the country’s largest national and regional healthcare payers.

Cost of operations consists of costs related to services and products WebMD provides to customers and costs associated with the operation and maintenance of WebMD’s public and private portals. These costs relate to editorial and production operations, Web site operations, non-capitalized Web site development costs, and costs related to the production and distribution of WebMD’s publications. These costs consist of expenses related to salaries and related expenses, non-cash stock-based compensation, creating and licensing content, telecommunications, leased properties and printing and distribution and non-cash advertising costs. Prior to the

2006 EBS Sale on November 16, 2006, cost of operations also related to EBS’ products and services including the cost of postage related to EBS’ automated print-and-mail services and paid-claims communication services, as well as sales commissions paid to certain distributors of EBS’ products.

Sales and marketing expense consists primarily of advertising, product and brand promotion, salaries and related expenses, and non-cash stock-based compensation. These expenses include items related to salaries and related expenses of account executives, account management and marketing personnel, costs and expenses for marketing programs, and fees for professional marketing and advertising services. Also included in sales and marketing expense are the non-cash advertising expenses, which are discussed below.

General and administrative expense consists primarily of salaries, non-cash stock-based compensation and other salary-related expenses of administrative, finance, legal, information technology, human resources and executive personnel. These expenses include costs of general insurance and costs of accounting and internal control systems to support our operations.

Our discussions throughout MD&A make references to certain non-cash expenses. We consider non-cash expenses to be those expenses that result from the issuance of our equity instruments. The following is a summary of our principal non-cash expenses:

•	Non-cash stock-based compensation expense. Expense for 2007 and 2006 reflects the adoption of SFAS 123R on January 1, 2006, which requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values. Expense for 2005 primarily related to restricted stock awards. Non-cash stock-based compensation expense is reflected in the same expense captions as the related salary costs of the respective employee.

•	Non-cash advertising expense. Expense related to the use of WebMD’s prepaid advertising inventory that WHC received from News Corporation in exchange for equity instruments we issued in connection with an agreement we entered into with News Corporation in 1999 and subsequently amended in 2000. This non-cash advertising expense is included in cost of operations when WHC utilizes this advertising inventory in conjunction with offline advertising and sponsorship programs and is included in sales and marketing expense when WHC uses the asset for promotion of WHC’s brand.

The following table is a summary of our non-cash expenses included in the respective statements of operations captions.

	Years Ended December 31,
	2007	2006	2005

Stock-based compensation expense:
Cost of operations	$5,063	$11,541	$—
Sales and marketing	5,056	7,461	—
General and administrative	22,533	23,143	4,713

Total	$32,652	$42,145	$4,713

Advertising expense:
Cost of operations	$—	$—	$336
Sales and marketing	5,264	7,414	10,534

Total	$5,264	$7,414	$10,870

Modification to the Classification of Results

The following discussion of our operating results reflects the reclassification of EPS as a discontinued operation for the years ended December 31, 2006 and 2005, as a result of the EPS Sale that was completed on September 14, 2006, and the reclassification of our ViPS and Porex businesses as discontinued operations in all periods presented, as a result our intention to divest these segments.

In contrast to the discontinued operations presentation for EPS, ViPS and Porex, the 2006 EBS Sale did not result in the accounting for EBS as a discontinued operation, because the 2006 EBS Sale was only a partial sale, through which we retained a 48% ownership interest in EBSCo following the transaction. Accordingly, the historical results of operations for EBS are included in our financial statements from January 1, 2006 through the date of the 2006 EBS Sale on November 16, 2006 and for the year ended 2005. Subsequent to the 2006 EBS Sale on November 17, 2006, our 48% portion of EBSCo’s income is reflected in the line item “Equity in earnings of EBS Master LLC.” Because of this treatment, our consolidated results of operations for 2007, 2006 and 2005, as well as the EBS segment results for these periods, are presented on a basis that makes prior period results not directly comparable to the results for the full year 2007 and 2006. In the discussion of those consolidated operating results, in addition to noting the effect of the 2006 EBS Sale (which is relatively large as compared to all other differences between the periods), we have provided comparative information on items that reflect trends in our operating results based on their materiality to our consolidated operating results for the years ended 2007, 2006 and 2005. The results of the WebMD Segments were not affected by the 2006 EBS Sale and comparisons with prior periods are not subject to the considerations applicable to EBS and to our consolidated results.

2007 and 2006

The following discussion is a comparison of our results of operations for the year ended December 31, 2007, to the year ended December 31, 2006.

Revenue

Our revenue decreased 63.5% to $331,693 in 2007 from $908,927 in 2006. Revenue attributable to EBS decreased by $661,090 as a result of the 2006 EBS Sale. Partially offsetting this decrease was higher revenue in our WebMD Segments. The WebMD Online Services segment accounted for $83,417 of the higher revenue, partially offset by lower revenue of $239 within the WebMD Publishing and Other Services segment. Excluding the impact of the acquisitions WebMD made in 2006, our total revenue attributable to WebMD increased by approximately $60,000 from 2006 to 2007. A more detailed discussion regarding changes in revenue is included below under “— Results of Operations by Operating Segment.”

Costs and Expenses

Cost of Operations.  Cost of operations was $117,281 in 2007, compared to $545,706 in 2006. Our cost of operations represented 35.3% of revenue in 2007, compared to 60.0% of revenue in 2006. Included in cost of operations are non-cash expenses related to stock-based compensation of $5,063 in 2007, compared to $11,541 in 2006. The decrease in non-cash stock-based compensation expense for 2007 was primarily due to the graded vesting schedule that was used for all stock options and restricted stock awards granted prior to the January 1, 2006 adoption date of SFAS 123R, including the WHC options and restricted stock granted at the time of the initial public offering, as well as approximately $2,600 of non-cash stock-based compensation expense related to EBS employees, which was included in the prior year period.

Cost of operations, excluding the non-cash stock-based compensation expense discussed above, was $112,218 or 33.8% of revenue in 2007, compared to $534,165 or 58.8% of revenue in 2006. The decrease in cost of operations excluding non-cash stock-based compensation expense, as a percentage of revenue and in dollars, was primarily due to the 2006 EBS Sale, which was the reason for approximately $441,200 of the decrease in cost of operations, as EBS services and products had lower gross margins than our WebMD Segments. Partially offsetting this impact of the 2006 EBS Sale was higher cost of operations of approximately $19,300 related to the WebMD Segments as a result of the growth within that business.

Sales and Marketing.  Sales and marketing expense was $93,645 in 2007, compared to $119,103 in 2006. Our sales and marketing expense represented 28.2% of revenue in 2007, compared to 13.1% of revenue in 2006. Non-cash expense related to advertising was $5,264 in 2007, compared to $7,414 in 2006. This decrease was due to lower utilization of WebMD’s prepaid advertising inventory. Non-cash stock-based compensation was $5,056 in 2007, compared to $7,461 in 2006. The decrease in non-cash stock-based compensation expense in

2007, when compared to 2006, is due to approximately $1,600 related to the 2006 EBS Sale, as well as approximately $800 in lower non-cash stock-based compensation expense for our WebMD Segments which primarily related to the graded vesting methodology used in determining stock-based compensation expense related to WebMD’s stock options and restricted stock awards granted at the time of the initial public offering.

Sales and marketing expense, excluding the non-cash expenses discussed above, was $83,325 or 25.1% of revenue in 2007, compared to $104,228 or 11.5% of revenue in 2006. The increase in sales and marketing expense, excluding the non-cash expenses discussed above, as a percentage of revenue, was primarily due to the 2006 EBS Sale, as EBS had lower sales and marketing expense as a percentage of revenue than our WebMD Segments. The 2006 EBS Sale was also the primary reason for the decrease in sales and marketing expense, in the amount of approximately $41,300. This decrease was partially offset by approximately $20,400 in higher expenses within our WebMD Segments related to an increase in compensation related costs due to increased staffing and sales commissions related to higher revenue and to expenses related to WebMD’s acquisitions of Summex, Medsite and Subimo.

General and Administrative.  General and administrative expense was $104,321 in 2007, compared to $132,334 in 2006. Our general and administrative expense represented 31.5% of revenue in 2007, compared to 14.6% of revenue in 2006. Included in general and administrative expense were non-cash expenses related to stock-based compensation. Non-cash stock-based compensation was $22,533 in 2007, compared to $23,143 in 2006. Non-cash stock-based compensation expense was lower in 2007, when compared to 2006 in our WebMD Segments by approximately $2,600 as a result of the graded vesting methodology used in determining stock-based compensation expense related to WebMD’s stock options and restricted stock awards granted at the time of the initial public offering. Additionally, our non-cash stock compensation expense was lower in 2007, as compared to 2006 by approximately $1,700 as a result of the 2006 EBS Sale. These decreases were offset by approximately $3,700 in our Corporate segment primarily related to additional stock compensation expense related to new equity awards granted during the second half of 2006.

General and administrative expense, excluding the non-cash stock-based compensation expense discussed above, was $81,788 or 24.7% of revenue in 2007, compared to $109,191 or 12.0% of revenue in 2006. The increase in general and administrative expense, excluding the non-cash stock-based compensation expense, as a percentage of revenue, was primarily due to the impact of the 2006 EBS Sale. The 2006 EBS Sale was also the primary reason for the decrease in general and administrative expense in dollars, in the amount of approximately $25,000. Also contributing to the decrease in general and administrative expense were approximately $13,900 of lower shared service costs and other corporate expenses primarily due to the 2006 EBS Sale and EPS Sale. This decrease was partially offset by higher expenses within our WebMD Segments of approximately $11,500 primarily related to an increase in compensation related costs and expenses due to increased staffing levels and outside personnel expenses and expenses related to WebMD’s acquisitions of Summex, Medsite and Subimo.

Depreciation and Amortization.  Depreciation and amortization expense was $28,256 or 8.5% of revenue in 2007, compared to $44,558 or 4.9% of revenue in 2006. Depreciation and amortization expense decreased by approximately $25,900 due to the 2006 EBS Sale. Partially offsetting this decrease was the impact of recent acquisitions and capital improvements within our WebMD Segments, which resulted in additional depreciation and amortization expense of approximately $9,600 when compared to 2006.

Interest Income.  Interest income increased to $42,035 in 2007, from $32,339 in 2006. The increase was due to higher average investment balances and higher rates of return in 2007, as compared to 2006.

Interest Expense.  Interest expense of $18,593 in 2007 was consistent with interest expense of $18,794 in 2006. Interest expense in both 2007 and 2006 primarily included the interest expense and the amortization of debt issuance costs for our $350,000 of 1.75% Convertible Subordinated Notes due 2023 and our $300,000 of 3 1/8% Convertible Notes due 2025.

Gain on 2006 EBS Sale.  The gain on the 2006 EBS Sale of $399 in 2007 represented a gain recognized in connection with the working capital adjustment associated with the 2006 EBS Sale, while the gain on sale of $352,297 in 2006 represents the gain recognized in connection with the 2006 EBS Sale as of the November 16, 2006 closing date.

Other Income (Expense), Net.  Other income, net was $3,406 in 2007, compared to other expense, net of $4,252 in 2006. Other income (expense), net includes transition services income of $5,833 and $2,524 in 2007 and 2006 related to the services we provide to EBSCo and Sage Software, net of services EBSCo provides to us, related to each of their respective transition services agreements, and $1,497 in 2007 related to the reversal of certain sales and use tax contingencies resulting from the expiration of various statutes. We expect these transaction service fees to be lower in 2008. Other expense of $2,527 and $4,198 in 2007 and 2006 represents advisory expenses for professional fees, primarily consisting of legal, accounting and financial advisory services related to our exploration of strategic alternatives for WHC in 2007 and our former EBS segment in 2006. See “— Introduction — Recent and Pending Corporate Transactions” above for more information on the WHC Merger. Also included in other income (expense), net was $1,397 and $2,578 in 2007 and 2006 of external legal costs and expenses we incurred related to the investigation by the United States Attorney for the District of South Carolina and the SEC.

Income Tax (Benefit) Provision.  The income tax benefit of $8,741 in 2007 and provision of $50,389 in 2006, includes tax expense for operations that were profitable in certain states and other jurisdictions in which we do not have net operating loss carryforwards to offset that income. The income tax provision includes a non-cash provision for taxes of $2,610 and $30,770 in 2007 and 2006, respectively, that has not been reduced by the reversal of the valuation allowance as these tax benefits were acquired through business combinations and therefore the related valuation allowance was reversed through goodwill. Additionally, included in the income tax provision in 2007 and 2006 is a deferred tax provision of $3,623 and a benefit of $3,929, respectively, primarily related to a certain portion of our goodwill that is deductible for tax purposes. The 2007 tax provision also includes a benefit of $16,327 related to the reversal of our valuation allowance related to the estimated utilization of our net operating losses in 2008. The income tax provision in 2006 was considerably higher than in 2007 and prior periods as a result of the gain we recorded in connections with the 2006 EBS Sale and the reversal of a portion of our valuation allowance at December 31, 2007.

Minority Interest in WHC.  Minority interest expense of $10,667 in 2007, compared to $405 in 2006, represents the minority stockholders’ proportionate share of income for WHC. The ownership interest of minority shareholders fluctuates based on the net income or loss reported by WHC, combined with changes in the percentage ownership of WHC held by the minority interest shareholders. The minority interest shareholders percentage ownership changes as a result of the issuance of WHC Class A Common Stock for the exercise of stock options, the release of restricted awards and stock issued for acquisitions, such as Subimo.

(Loss) Income from Discontinued Operations, Net of Tax.  Loss from discontinued operations was $22,198 in 2007, which includes a pre-tax charge of $73,347 related to the estimate of our indemnity obligations to advance amounts for reasonable defense costs for initially ten and now nine former officers and directors of EPS, who were indicted in connection with the previously disclosed investigation by the United States Attorney for the District of South Carolina. Partially offsetting the pre-tax charge, is the reimbursement of $14,625 by two of the nine insurance companies we have been seeking to honor their obligations under certain directors and officers liability insurance policies. For a description of this matter, see “— Introduction — Other Significant Developments” above. Income from discontinued operations in 2006 was $393,132, which included a gain of $353,158, net of tax, recognized in connection with the EPS Sale, as well as EPS’s net operating results of $17,902 during the period from January 1, 2006 through the date of sale on September 16, 2006. Also included in (loss) income from discontinued operations, net of tax, during 2007 and 2006 was the net operating results of ViPS, Porex and WebMD’s ACS/ACP Business, which, in the aggregate amounted to $32,119 in 2007 and $22,072 in 2006, including the gain on the sale of the ACS/ACP business on December 31, 2007 of $3,571.

2006 and 2005

The following discussion is a comparison of our results of operations for the year ended December 31, 2006, to the year ended December 31, 2005.

Revenue

Our total revenue increased 6.7% to $908,927 in 2006 from $852,010 in 2005. The WebMD Online Services and the WebMD Publishing and Other Services segments accounted for $78,165 and $7,401 of the revenue increase for 2006 and 2005, respectively, which was partially offset by a decrease in revenue of $28,215 as a result of the 2006 EBS Sale. A more detailed discussion regarding changes in revenue is included below under “— Results of Operations by Operating Segment.”

Costs and Expenses

Cost of Operations.  Cost of operations was $545,706 in 2006, compared to $528,004 in 2005. Our cost of operations represented 60.0% of revenue in 2006, compared to 61.9% of revenue in 2005. Included in cost of operations are non-cash stock-based compensation expenses of $11,541 for the year ended December 31, 2006, with no corresponding amount in the prior year period, as a result of the adoption of SFAS 123R.

Cost of operations, excluding the non-cash stock-based compensation expense, was $534,165 or 58.8% of revenue in 2006. This increase of $6,161 was primarily due to higher compensation expenses as a result of higher staffing levels and outside personnel expenses related to WebMD’s Web site operations and development, increased expenses associated with creating and licensing WebMD content, increased production costs related to the WebMD the Magazine which shipped larger issues in 2006, as compared to 2005, and expenses related to WebMD’s acquisitions. In the aggregate, the increase in cost of operations related to our WebMD Segments was approximately $27,600. This increase was partially offset by lower cost of operations in our EBS segment as a result of the 2006 EBS Sale and also as a result of lower direct expenses in our EBS segment during 2006, when compared to 2005, through operating efficiencies and cost savings. In the aggregate, the decrease in cost of operations attributed to the EBS segment in 2006, when compared to 2005, was approximately $21,400.

Sales and Marketing.  Sales and marketing expense was $119,103 in 2006, compared to $104,669 in 2005. Our sales and marketing expense represented 13.1% of revenue in 2006, compared to 12.3% of revenue in 2005. Included in sales and marketing expense were non-cash expenses related to stock-based compensation and advertising services. Non-cash stock-based compensation was $7,461 in 2006, with no corresponding amount in the prior year period, as a result of the adoption of SFAS 123R. Non-cash expenses related to advertising services were $7,414 in 2006, compared to $10,534 in 2005. The decrease in non-cash advertising expense for 2006 was due to lower utilization of our prepaid advertising inventory.

Sales and marketing expense excluding the non-cash expenses discussed above was $104,228, or 11.5% of revenue in 2006, compared to $94,135, or 11.0% of revenue in 2005. The increase in dollars in 2006, compared to 2005, was primarily due to increased compensation related costs due to increased staffing levels and sales commission related to WebMD’s acquisitions, which were not included, or only partially included a year ago. In the aggregate and excluding the non-cash expenses discussed above, sales and marketing expense related to the WebMD Segments increased by approximately $20,300 in 2006, as compared to 2005. In contrast, these higher costs at WebMD were partially offset by approximately $9,300 of lower costs for EBS in 2006, compared to 2005, as a result of the 2006 EBS Sale.

General and Administrative.  General and administrative expense was $132,334 in 2006, compared to $118,202 in 2005. Our general and administrative expense represented 14.6% of revenue in 2006, compared to 13.9% of revenue in 2005. Included in general and administrative expense were non-cash expenses related to stock-based compensation. Non-cash stock-based compensation expense increased to $23,143 in 2006, compared to $4,713 in 2005, reflecting the adoption of SFAS 123R on January 1, 2006.

General and administrative expense, excluding the non-cash expense discussed above, was $109,191 or 12.0% of revenue in 2006, compared to $113,489 or 13.3% of revenue in 2005. The decrease in dollars in 2006, compared to 2005, was primarily due to the 2006 EBS Sale, in the amount of approximately $12,300, and our Corporate segment, in the amount of approximately $4,000. The decrease was partially offset by an increase in our WebMD Segments, which in the aggregate was approximately $12,000, as a result of higher staffing levels and increased expenses related to WebMD’s acquisitions and public company related costs. Additionally, within

2005 is a charge of approximately $2,200 related to the resignation of WebMD’s former CEO and recruitment of WebMD’s Executive Vice President of Product and Programming and Chief Technology Officer.

Depreciation and Amortization.  Depreciation and amortization expense was $44,558 or 4.9% of revenue in 2006, compared to $43,548 or 5.1% of revenue in 2005. The 2006 Acquisitions and 2005 Acquisitions in our WebMD Segments, as well as increased capital expenditures throughout 2006 and 2005 within our WebMD Segments resulted in higher depreciation and amortization expense of approximately $7,000 in 2006 when compared to 2005. This increase was offset by a decrease of approximately $6,400 in depreciation and amortization expense as a result of the 2006 EBS Sale. The EBS business was deemed to be an asset held for sale on September 26, 2006 in connection with the signing of a definitive agreement for the partial sale of that business, and accordingly, no depreciation or amortization expense was recorded for the EBS business during the fourth quarter of 2006.

Interest Income.  Interest income increased to $32,339 in 2006, from $21,527 in 2005. The increase was mainly due to higher rates of return in 2006, compared to 2005. Also contributing to the increase in interest income were higher investment balances, particularly during the fourth quarter of 2006, as a result of the proceeds received in connection with the EPS Sale on September 14, 2006 and the 2006 EBS Sale on November 16, 2006, partially offset by the $1.55 billion used in connection with the 2006 Tender Offer that was completed on December 4, 2006.

Interest Expense.  Interest expense increased to $18,794 in 2006, from $16,321 in 2005, primarily due to higher weighted average debt outstanding during 2006, compared to 2005.

Gain on 2006 EBS Sale.  The gain on 2006 EBS Sale represents a gain of $352,297, recognized in connection with the 2006 EBS Sale, for gross cash proceeds of approximately $1,209,000.

Other Income (Expense), Net.  Other expense, net was $4,252 and $27,965 in 2006 and 2005. Other expense, net in 2006 includes advisory expenses of $4,198 for professional fees, primarily consisting of legal, accounting and financial advisory services related to our exploration of strategic alternatives for our EBS business, from the time we initiated this exploration, through the date we signed the definitive agreement for the 2006 EBS Sale on September 26, 2006. Also included in other expense, net was transition services income of $2,524 earned from the service fee charged to EBSCo and Sage Software for services rendered under each of their respective transition services agreement and external legal costs and expenses of $2,578 and $17,835 that we incurred related to the investigation by the United States Attorney for the District of South Carolina and the SEC. Other expense, net in 2005 represents a charge of $1,863 related to the settlement of litigation in 2005, a loss of $1,902 related to the redemption of our $300,000 3 1/4% Convertible Notes on June 2, 2005 and a net loss of $6,365 on marketable securities.

Income Tax (Benefit) Provision.  The income tax provision of $50,389 and benefit of $2,170 in 2006 and 2005 includes tax expense for operations that are profitable in certain states and other jurisdictions in which we do not have net operating losses to offset that income. In addition, the income tax provision includes a non-cash provision for taxes of $30,770 in 2006 that has not been reduced by the reversal of the valuation allowance as these tax benefits were acquired through business combinations and therefore the related valuation allowance was reversed through goodwill. Additionally, included in the income tax provision in 2006 and 2005 is a deferred tax benefit of $3,929 and expense of $4,247, respectively, primarily related to a certain portion of our goodwill that is deductible for tax purposes. The income tax provision in 2006 was considerably higher than in prior periods, as a result of the gain we recorded in connection with the 2006 EBS Sale. In 2005, the tax expense was partially offset by the reversal of reserves for tax contingencies resulting from the completion of an IRS Joint Committee review and, to a lesser extent, the expiration of the statutes of limitation periods applicable to certain of our tax returns.

Minority Interest in WHC.  Minority interest of $405 and $775 in 2006 and 2005, respectively, represents the minority stockholders’ proportionate share of income for WHC. The ownership interest of minority shareholders was created as part of our initial public offering of WHC on September 28, 2005 and fluctuates based on the net income or loss reported by WHC, combined with changes in the percentage ownership of WHC held by the minority interest shareholders.

(Loss) Income from Discontinued Operations, Net of Tax.  Income from discontinued operations, net of tax includes EPS’s net operating results of $17,902 during the period from January 1, 2006 through the date of sale on September 14, 2006 and $16,265 for the year ended December 31, 2005, as well as a gain of $353,158, net of tax, recognized in 2006 in connection with the completed EPS Sale. In addition, included in income from discontinued operations, net of tax, is the net operating results of our ViPS segment, our Porex segment and WebMD’s ACS/ACP Business, which, in the aggregate, amounted to $22,072 and $16,323 in 2006 and 2005, respectively.

Results of Operations by Operating Segment

We monitor the performance of our business based on earnings before interest, taxes, non-cash and other items. Other items include: legal expenses we incurred which reflect costs and expenses related to the investigation by the United States Attorney for the District of South Carolina and the SEC; income related to the reduction of certain sales and use tax contingencies; professional fees in 2007, primarily consisting of legal, accounting and financial advisory services, related to the merger of HLTH and WHC, the sale of our 48% ownership interest in EBSCo and the 2006 EBS Sale; a charge related to the redemption of $300,000 3 1/4% Convertible Subordinated Notes; loss recognized related to the sale of marketable securities; and costs and expenses related to the settlement of litigation in 2005. Inter-segment revenue primarily represents printing services provided by EBS during 2006 and 2005 and certain services provided by our WebMD Segments during 2007, 2006 and 2005.

Reclassification of Segment Information.  As a result of our intention to divest the ViPS and Porex segments and due to the December 31, 2007 sale of WHC’s ACS/ACP business, the financial information for these businesses has been reclassified to discontinued operations for the current and prior year periods. In addition, certain expenses of Porex related to activities that were previously managed by, and therefore reported within, the Corporate segment, were also reclassified to discontinued operations, as these expenses do not relate to our continuing operations. These expenses were reclassified for the current and prior year periods and amounted to $609, $1,684 and $290 in 2007, 2006 and 2005, respectively. Additionally, as a result of the discontinued operations presentation for ViPS and Porex, our only remaining operating segment is WebMD. We expanded our segment disclosure for WebMD to provide additional information related to the WebMD Online Services segment and the WebMD Publishing and Other Services segment. This additional information for WebMD has been provided for all periods presented.

Summarized financial information for each of our operating segments and our Corporate segment and a reconciliation to net income are presented below (amounts in thousands):

	Years Ended December 31,
	2007	2006(a)	2005

Revenue
Emdeon Business Services	$—	$661,090	$689,305
WebMD Online Services:
Advertising and sponsorship	229,333	170,626	109,850
Licensing	81,471	55,621	33,540
Content syndication and other	2,378	3,518	8,210

Total WebMD Online Services	313,182	229,765	151,600
WebMD Publishing and Other Services	18,772	19,011	11,610
Inter-segment eliminations	(261)	(939)	(505)

	$331,693	$908,927	$852,010

Earnings before interest, taxes, non-cash and other items
Emdeon Business Services	$—	$152,911	$138,529
WebMD Online Services	80,594	52,324	27,766
WebMD Publishing and Other Services	4,103	362	(386)
Corporate	(24,502)	(41,730)	(49,191)

	60,195	163,867	116,718
Interest, taxes, non-cash and other items
Depreciation and amortization	(28,256)	(44,558)	(43,548)
Non-cash stock-based compensation	(32,652)	(42,145)	(4,713)
Non-cash advertising	(5,264)	(7,414)	(10,870)
Interest income	42,035	32,339	21,527
Interest expense	(18,593)	(18,794)	(16,321)
Income tax benefit (provision)	8,741	(50,389)	2,170
Minority interest in WHC	(10,667)	(405)	(775)
Equity in earnings of EBS Master LLC	28,566	763	—
Gain on 2006 EBS Sale	399	352,297	—
Other expense, net	(2,427)	(6,776)	(27,965)

Income from continuing operations	42,077	378,785	36,223
(Loss) income from discontinued operations, net of tax	(22,198)	393,132	32,588

Net income	$19,879	$771,917	$68,811

(a)	The EBS segment was sold on November 16, 2006 and, therefore, the operations of the EBS segment are included only for the period January 1, 2006 through November 16, 2006.

2007 and 2006

The following discussion is a comparison of the results of operations for our WebMD Segments and our corporate segment for the year ended December 31, 2007, to the year ended December 31, 2006.

WebMD Online Services.  Revenue was $313,182 in 2007, an increase of $83,417 or 36.3% from 2006. Advertising and sponsorship revenue increased $58,707 or 34.4% in 2007, compared to 2006. The increase in advertising and sponsorship revenue was primarily attributable to an increase in the number of brands and sponsored programs promoted on WebMD’s Web sites as well as the acquisition of Medsite in September 2006. The acquisition of Medsite contributed $16,291 and $4,852 of advertising and sponsorship revenue in 2007 and 2006, respectively. Including the Medsite acquisition, the number of such programs grew to approximately 1,000 in 2007 compared to approximately 800 in 2006. In general, pricing remained relatively stable for our advertising and sponsorship programs and was not a significant source of the revenue increase.

Licensing revenue increased $25,850 or 46.5% in 2007 compared to 2006. This increase was due to an increase in the number of companies using WebMD’s private portal platform to 117 from 99 last year. WebMD also had approximately 150 additional customers who purchase stand alone decision support services as a result of the acquisitions completed in 2006. The acquisitions of Summex and Subimo contributed $19,526 and $4,398 in licensing revenue for the years ended December 31, 2007 and 2006, respectively. Content syndication and other revenue decreased $1,140 in 2007 from $3,518 in 2006, primarily as a result of the completion of certain contracts and our decision not to seek new content syndication business.

WebMD Online Services earnings before interest, taxes, non-cash and other items was $80,594 or 25.7% of revenue in 2007, compared to $52,324 or 22.8% of revenue in 2006. This increase as a percentage of revenue was primarily due to higher revenue from the increase in the number of brands and sponsored programs in WebMD’s public portals as well as the increase in companies using WebMD’s private online portal without incurring a proportionate increase in overall expenses, due to the benefits achieved from WebMD’s infrastructure investments as well as acquisition synergies.

WebMD Publishing and Other Services.  Revenue was $18,772 in 2007, a decrease of $239 or 1.3% from 2006. The decrease was primarily attributable to WebMD’s decision to discontinue offline CME products.

WebMD Publishing and Other Services earnings before interest, taxes, non-cash and other items was $4,103 or 21.9% of revenue in 2007, compared to $362 or 1.9% of revenue in 2006. The increase was primarily attributable to a change in mix of revenues to higher margin products compared to the same period last year.

Corporate.  Corporate includes costs and expenses for functions that are not directly managed by one of our segments, or by the Porex and ViPS businesses which are reflected within discontinued operations. Corporate expenses decreased to $24,502, or 7.4% of consolidated revenue in 2007, compared to $41,730, or 4.6% of consolidated revenue in 2006. The decrease in corporate expenses, in dollars, for 2007 was the result of the 2006 EBS Sale and the EPS Sale which occurred in the second half of 2006 and resulted in a significant reduction in a portion of the shared services performed at corporate, which previously supported those operations. The most significant reductions in expenses were related to certain outside services including legal and accounting services, as well as personnel expenses. Additionally, included in corporate is transition service income, net of expenses, of $5,833 and $2,524 in 2007 and 2006, related to the services we continue to provide to EBSCo and Sage Software, which were only partially included in the prior year period. These amounts were reflected within our Corporate segment, partially offsetting the cost of providing these services. We expect these transaction service fees to be lower in 2008. The increase in corporate expenses as a percentage of revenue was due to the impact of lower revenue as a result of the 2006 EBS Sale, combined with the effect of certain corporate expenses that are fixed in nature, and accordingly, did not decrease in proportion to the reduction in revenue.

Inter-Segment Eliminations.  Inter-segment eliminations primarily represents printing services provided by the EBS segment in 2006 and certain services provided by the WebMD Segments.

2006 and 2005

The following discussion is a comparison of the results of operations for each of our operating segments and corporate segment for the year ended December 31, 2006, to the year ended December 31, 2005.

Emdeon Business Services.  Revenue was $661,090 in 2006, a decrease of $28,215 or 4.1% from 2005. The decrease in revenue was primarily due to the impact of the 2006 EBS Sale that occurred on November 6, 2006. As a result, the 2006 period is not directly comparable to the full year of 2005.

Earnings before interest, taxes, non-cash and other items was $152,911 in 2006, compared to $138,529 in 2005. As a percentage of revenue, earnings before interest, taxes, non-cash and other items was 23.1% in 2006, compared to 20.1% in 2005. The increase in operating margin, as a percentage of revenue, was primarily the result of revenue growth experienced in the period prior to the 2006 EBS Sale, without a proportionate increase in costs. This was due to a combination of certain costs that are more fixed in nature and do not increase proportionately with revenue including certain personnel related costs, as well as the result of operating efficiencies and cost savings. The operating efficiencies and costs savings included lower direct expenses in the areas of telecommunication expenses and other direct material costs related to our patient statement and remittance and payment service offerings.

WebMD Online Services.  Revenue was $229,765 in 2006, an increase of $78,165 or 51.6% from 2005. Advertising and sponsorship revenue increased $60,776 or 55.3% in 2006 compared to 2005. The increase in advertising and sponsorship revenue was primarily attributable to an increase in the number of brands and sponsored programs promoted on WebMD’s Web sites as well as the acquisitions of Conceptis in December 2005, eMedicine in January 2006 and Medsite in September 2006. The acquisitions of Conceptis, eMedicine and Medsite contributed approximately $21,200 of advertising and sponsorship revenue in 2006. Including the Conceptis, eMedicine and Medsite acquisitions, the number of such programs grew to approximately 800 in 2006 compared to approximately 570 in 2005. In general, pricing remained relatively stable for our advertising and sponsorship programs and was not significant source of the revenue increase. Licensing revenue increased $22,081 or 65.8% in 2006 compared to 2005. This increase was due to an increase in the number of companies using WebMD’s private portal platform to 99 from 78 last year. WebMD also has approximately 150 additional customers who purchase stand alone decision support services as a result of the acquisitions completed in 2005 and 2006. The acquisitions of Summex and Subimo contributed approximately $4,400 in licensing revenue in 2006. HealthShare pre-acquisition revenue not included in our results for the period from January 1, 2005 to March 13, 2005 was $1,824. Content syndication and other revenue declined $4,692 in 2006 from $8,210 in 2005, primarily as a result of the completion of certain contracts and our decision not to seek new content syndication business.

WebMD Online Services earnings before interest, taxes, non-cash and other items was $52,324 or 22.8% of revenue in 2006, compared to $27,766 or 18.3% of revenue in 2005. This increase as a percentage of revenue was primarily due to higher revenue from the increase in number of brands and sponsored programs in WebMD’s public portals as well as the increase in companies using WebMD’s private online portal without incurring a proportionate increase in overall expenses, offset by a charge of approximately $3,150 during the year ended December 31, 2005 related to the resignation of WebMD’s former CEO and other personnel, and the recruitment of WebMD’s Executive Vice President of Product and Programming and Chief Technology Officer.

WebMD Publishing and Other Services.  Revenue was $19,011 in 2006, an increase of $7,401 or 63.7% from 2005. The increase was primarily attributable to WebMD’s acquisition of Conceptis in December 2005, which contributed approximately $4,000 in offline medical education revenue in 2006 and higher revenue of approximately $1,500 from The Little Blue Book physician oriented offerings.

WebMD Publishing and Other Services earnings before interest, taxes, non-cash and other items was $362 or 1.9% of revenue in 2006, compared to a loss of $386 or 3.3% of revenue in 2005. The increase was primarily attributable to a change in mix of revenues to higher margin products compared to the same period last year.

Corporate.  Corporate includes costs and expenses for functions that are not directly managed by one of our segments, or by the Porex and ViPS businesses which are reflected within discontinued operations. Corporate expenses decreased to $41,730, or 4.6% of consolidated revenue in 2006, compared to $49,191, or 5.8% of consolidated revenue in 2005. These expenses, in dollars, decreased as a result of lower personnel related costs due to lower headcount. Additionally, our corporate expenses as a percentage of revenue continue to decrease when compared to the prior periods reflecting our ability to increase revenue without a proportionate increase in corporate costs which are generally more fixed in nature. Additionally, in connection with the transition services we are providing to EPS and EBSCo following the EPS Sale and 2006 EBS Sale, we charged EPS and EBSCo transition services fees of $2,524 during 2006, which is net of certain fees we pay to EBSCo, related to certain services they perform for us. This amount was reflected within our Corporate segment during 2006, partially offsetting the cost of providing these services.

Inter-Segment Eliminations.  Inter-segment eliminations primarily represents printing services provided by the EBS segment and certain services provided by the WebMD Segments.

Liquidity and Capital Resources

Cash Flows

Cash provided by operating activities from our continuing operations was $47,896 in 2007, compared to $134,696 in 2006. The $86,800 decrease in cash provided by operating activities from our continuing operations when compared to a year ago primarily relates to EBS being treated as an equity investment during 2007, compared to it being treated as part of our operations for the period January 1, 2006 through November 16, 2006. While we are sharing 48% of EBSCo’s earnings, we did not receive cash distributions from the investment during the current year period. Also contributing to this decrease in cash flow from operating activities, when compared to the prior year, were estimated payments for income taxes, which were higher than the prior year period due to the gain recognized for the 2006 EBS Sale during the three months ended December 31, 2006.

Cash used in investing activities from our continuing operations was $242,408 in 2007, compared to cash provided by investing activities from our continuing operations of $1,741,837 in 2006. Cash used in investing activities from our continuing operations in 2007 included net disbursements of $256,712 from purchases, net of maturities and sales, of available for sale securities, compared to $241,469 of proceeds from maturities and sales, net of purchases, in 2006. Partially offsetting this disbursement of cash during 2007, is the receipt of $18,792 in repayment of advances to EBSCo, which primarily consisted of $10,000 advanced to EBSCo at closing on November 16, 2006 to support working capital needs and $10,016 of expenses paid by us on EBSCo’s behalf through December 31, 2006. In addition, during 2007, we received $11,667, which was released from escrow, related to the EPS Sale. Cash provided by investing activities from our continuing operations in 2006 was primarily attributable to $1,199,872 and $522,604 of proceeds received from the 2006 EBS Sale and EPS Sale, respectively. Cash paid in business combinations, net of cash acquired, was $152,672 in 2006, which primarily related to the acquisitions of Subimo, Medsite, Summex and eMedicine, as well as contingent consideration payments related to our acquisitions of Advanced Business Fulfillment, Inc. and MedicineNet. Investments in property and equipment were $19,053 in 2007, compared to $49,420 in 2006.

Cash provided by financing activities from our continuing operations was $92,512 in 2007, compared to cash used in financing activities from our continuing operations of $1,479,546 in 2006. Cash provided by financing activities for 2007 principally related to proceeds of $133,054 from the issuance of HLTH Common Stock and WHC Class A Common Stock resulting from the exercises of employee stock options, as well as a tax benefit of $6,601 from the exercise of employee stock options, partially offset by the repurchases of 3.4 million shares of HLTH Common Stock for $47,123. Cash used in financing activities in 2006 principally related to the repurchases of a total of 137.5 million shares of HLTH Common Stock for $1,635,287, offset by proceeds from the issuance of HLTH Common Stock and WHC Class A Common Stock (primarily resulting from exercises of employee stock options) of $156,078.

Included in our consolidated statements of cash flows are cash flows from our discontinued operations, which include (i) cash provided by the operations of the EPS segment through the date of the EPS Sale on September 14, 2006, (ii) the operating activities of the ViPS and Porex businesses and (iii) the operations of WebMD’s ACS/ACP Business through the date of its sale on December 31, 2007. Other cash flow activity related to our discontinued operations during 2007 includes (i) $17,784 in payments of legal fees related to our indemnity obligations of the initially ten and now nine former officers and directors of EPS, who were indicted in connection with the Investigation and (ii) the January 2008 reimbursement of $14,625 from two of the nine insurance companies for these costs related to this obligation. Our remaining reserve relating to this indemnity obligation was $55,563 as of December 31, 2007. The ultimate outcome of this matter is still uncertain, and accordingly, the amount of cost we may ultimately incur could be substantially more than the reserve we have currently provided.

Outlook on Future Liquidity

Our liquidity during 2008 is expected to be significantly impacted as a result of the planned WHC Merger, and also as a result of the planned divestitures of ViPS and Porex, see “— Introduction — Recent and Pending Corporate Transactions” above. The planned merger with WHC will result in the payment of up to

$6.89 in cash for each outstanding share of HLTH Corporation as of the closing date of the merger. We expect to use available cash on hand, as well as cash proceeds to be received from the divestitures of Porex and ViPS to fund the cash portion of the merger consideration. Additionally, if either Porex or ViPS has not been sold at the time the WHC Merger is ready to be consummated, WHC could issue up to $250,000 in redeemable notes to the HLTH stockholders in lieu of a portion of the cash consideration otherwise payable in the merger.

As of February 21, 2008, we have approximately $1.45 billion in consolidated cash, cash equivalents and marketable securities, which reflects the receipt of $575,000 in cash on February 8, 2008 as a result of the sale of our remaining 48% interest in EBSCo. Also as of February 21, 2008, and as discussed in more detail above (see “— Introduction — Other Significant Developments”), we owned investments in approximately $364,000 of ARS investments, including approximately $169,000 of ARS investments held at WHC. In mid-February 2008, auctions for ARS investments backed by student loans failed, including auctions for the ARS investments we held. The result of a failed auction is that these ARS investments continue to bear interest in accordance with their terms until the next successful auction; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop. We believe that any lack of liquidity relating to our ARS investments will not have an impact on our ability to fund our operations.

We believe that our available cash resources and future cash flow from operations, will provide sufficient cash resources to meet the commitments described above and to fund our currently anticipated working capital and capital expenditure requirements, for up to twenty-four months. Our future liquidity and capital requirements will depend upon numerous factors, including retention of customers at current volume and revenue levels, our existing and new application and service offerings, competing technological and market developments, cost of maintaining and upgrading the information technology platforms and communications systems that WebMD uses to provide its services and potential future acquisitions. We may need to raise additional funds to support expansion, develop new or enhanced applications and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If required, we may raise such additional funds through public or private debt or equity financing, strategic relationships or other arrangements. There can be no assurance that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders. Future indebtedness may impose various restrictions and covenants on us that could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities.

Contractual Obligations and Commitments

The following table summarizes our principal commitments as of December 31, 2007 for future specified contractual obligations, including those of our discontinued operations, that are not reflected in our consolidated balance sheets, as well as the estimated timing of the cash payments associated with these obligations. This table also provides the timing of cash payments related to our long-term debt obligations included in our consolidated balance sheets. Management’s estimates of the timing of future cash flows are largely based on historical experience, and accordingly, actual timing of cash flows may vary from these estimates.

		Less Than			More Than
	Total	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)

Long-term debt(a)	$712,188	$15,500	$377,938	$318,750	$—
Leases(b)	64,415	11,063	22,131	16,260	14,961
Purchase obligations(c)	7,626	5,439	2,187	—	—
Other long-term obligation	456	280	176	—	—

Total	$784,685	$32,282	$402,432	$335,010	$14,961

(a)	Long-term debt includes our 3 1/8% Notes, and our 1.75% Convertible Subordinated Notes due 2023, which are first puttable at the option of the holders in 2012 and 2010, respectively. Amounts include our contractual interest payments through the earliest date at which these notes are puttable by the holder.

(b)	The lease amounts are net of sublease income.

(c)	Purchase obligations include amounts committed under legally enforceable contracts or purchase orders for goods and services with defined terms as to price, quantity and delivery.

The above table excludes $11,529 of uncertain tax positions, including interest and penalties, under FIN 48, as we are unable to reasonably estimate the timing of the settlement of these items. These uncertain tax positions include those of our discontinued operations. See Note 16, “Income Taxes” located in the Notes to Consolidated Financial Statements included in Exhibit 99.3.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (which we refer to as FASB) issued SFAS No. 141 (Revised 2007), “Business Combinations” (which we refer to as SFAS 141R), a replacement of FASB Statement No. 141. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008 and applies to all business combinations. SFAS 141R provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, SFAS 141R changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; and (4) in order to accrue for a restructuring plan in purchase accounting, the requirements in FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would have to be met at the acquisition date. While there is no expected impact to our consolidated financial statements on the accounting for acquisitions completed prior to December 31, 2008, the adoption of SFAS 141R on January 1, 2009 could materially change the accounting for business combinations consummated subsequent to that date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51,” (which we refer to as SFAS 160). SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the results of operations. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and is to be applied prospectively as of the beginning of the fiscal year in which the statement is applied. We are currently evaluating the impact that SFAS 160 will have on our operations, financial positions and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS 115” (which we refer to as SFAS 159), which permits but does not require us to measure financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. As we do not expect to elect to fair value any of our financial instruments under the provisions of SFAS 159, the adoption of this statement is not expected to have any impact to our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (which we refer to as SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. SFAS 157 also expands financial statement disclosures about fair value measurements. On February 6, 2008, the FASB issued FASB Staff Position 157-b (which we refer to as FSP 157-b) which delays the effective date of SFAS 157 for one year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 and FSP 157-b are effective for financial statements issued for fiscal years beginning after November 15, 2007. We have elected a partial deferral of SFAS 157 under the provisions of FSP 157-b related to the measurement of fair value used when evaluating goodwill, other intangible assets and other long-lived assets for impairment and valuing asset retirement obligations and liabilities for exit or disposal activities. The impact of partially adopting SFAS 157 effective January 1, 2008 is not expected to be material to our consolidated financial statements.